UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event):  February 29, 2016

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POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

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Commission File No. 001-34635

Delaware	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
210 Park Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant’s Telephone Number, including Area Code:  (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01Other Events.

PostRock Energy Corporation announced that it has received written notice from the Administrative Agent of the Third Amended and Restated Credit Agreement originally dated December 20, 2012 (the “Credit Agreement”), that PostRock is in default of the Credit Agreement.  The default is due to its failure to make the quarterly interest payment due February 11, 2016, and its failure to cure the borrowing base deficiency. The notice was received one day after PostRock’s previous press release from February 25, 2016, which announced that PostRock was unable to reduce the outstanding amount under its credit facility to its borrowing base and that PostRock did not make the last quarterly interest payment.

The Administrative Agent has notified PostRock that, among other things, the commitments of each lender to make revolving loans are terminated, interest on the principal amount of all outstanding obligations will accrue at the default rate under the Credit Agreement, and accrued and unpaid interest on all past due amounts will be due and payable on demand.  The lenders have, at this point, not accelerated the balance of PostRock’s indebtedness or exercised any other rights and remedies they have under the Credit Agreement.  However, the lenders have preserved all rights and may choose to accelerate the balance of PostRock’s indebtedness or exercise any other rights and remedies at any time.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 29, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

/s/ Casey E. Bigelow
Casey E. Bigelow
Chief Accounting Officer, Secretary and Treasurer

Date: March 3, 2016